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                                                                   EXHIBIT 10.9

                     TAX ALLOCATION AND INDEMNITY AGREEMENT


                  Agreement dated as of , 1996, between Mego Financial Corp., a New York corporation ("Parent"), and Mego Mortgage Corporation, a Delaware corporation ("MMC").


                                   WITNESSETH

                  WHEREAS, the parties hereto (along with wholly owned subsidiaries of Parent) are members of an affiliated group as defined in section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code") of which Parent is the common parent (the "Affiliated Group"); and

                  WHEREAS, the Affiliated Group has filed consolidated Federal income tax returns for prior taxable years and will be required to file a consolidated Federal income tax return for its taxable year ending February 28, 1997 and for subsequent taxable years; and

                  WHEREAS, MMC contemplates acquiring new shareholders unrelated to members of the Affiliated Group that will own not more than 20 percent of the total voting power or total value of its stock; and

                  WHEREAS, it is the intent of the parties hereto that an agreement be entered into (i) to allocate the consolidated Federal income tax liability of the Affiliated Group between, on the one hand, Parent, on behalf of itself and its wholly owned subsidiaries other than the Company (collectively, "Parent Group"), and, on the other hand, MMC pursuant to a method specified in regulations of the Treasury Department that would impose on Parent and MMC, for the period beginning March 1, 1996 through February 28, 1997 and for subsequent periods, liability for an amount that approximates the liability that Parent Group and MMC each would incur if (a) Parent Group filed Federal income tax returns as a separate affiliated group as defined in Code section 1504(a) and
(b) MMC filed separate Federal income tax returns and (ii) to provide that Parent and MMC each shall bear its agreed portion of the liability of the Affiliated Group for consolidated Federal income tax in respect of prior periods.

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

                  1. FILING OF CONSOLIDATED RETURNS. A consolidated Federal income tax return shall be filed by Parent for the taxable year ending February 28, 1997, and for each subsequent taxable period in respect of which this Agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated Federal income tax return.


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                  2. CURRENT AND FUTURE TAXABLE PERIODS. For the taxable year of the Affiliated Group ending February 28, 1997 and for each taxable period thereafter, the Affiliated Group shall be divided into Parent Group and MMC (referred to hereafter as two separate "groups"). It being the parties' intent, among other things, that MMC pay to Parent in respect of each taxable year in which MMC would be liable for Federal income tax if it filed a separate Federal income tax return an amount approximately equal to its Federal income tax liability computed on a separate company basis, the consolidated Federal income tax liability of the Affiliated Group shall be allocated between Parent, on behalf of Parent Group, and MMC in accordance with the method set forth in Treasury regulation sections 1.1552-1(a)(2) and 1.1502-33(d)(3) (using a fixed percentage of 100%) by considering Parent Group and MMC each as a member of an affiliated group consisting of two members, except that (i) modifications to the separate taxable income of each corporation will be made in accordance with Treasury regulation section 1.1552-1(a)(2)(ii)(a) through (i) in the same manner as if all corporations were members of a single affiliated group, (ii)(a) carryforwards of losses and credits shall not be taken into account to the extent those items are deemed absorbed in allocating the tax liability of the Affiliated Group for prior taxable years, and (b) carrybacks of losses and credits shall be taken into account only to the extent those items are deemed absorbed in allocating the tax liability of the Affiliated Group for the taxable year. The corporate surtax exemption shall be allocated among all members of the Affiliated Group in proportion to their relative taxable incomes computed without regard to the surtax exemption. Any liability of the Affiliated Group for alternative minimum tax, environmental tax or any other Federal income tax imposed on the Affiliated Group on a consolidated basis by any section of the Code other than Code section 11 shall be allocated in accordance with any reasonable method that is consistent with the principles of this Agreement and the provisions of any governing Treasury regulations or other administrative pronouncements of the Internal Revenue Service. In no event shall MMC pay more Federal income tax in any period of one or more taxable years than MMC would have paid for the same period if it had filed a separate consolidated Federal income tax return, and any taxes not paid by reason of this limitation shall be paid by Parent.

                  3. PAYMENTS. MMC shall pay to Parent installments of estimated tax, computed pursuant to the principles set forth in section 2 above, no later than the due dates for payments of estimated tax by the Affiliated Group. Any payments of estimated tax by MMC to Parent shall be taken into account in determining the payment due from MMC pursuant to section 2, and any overpayment of estimated tax shall be refunded to MMC. A refund or payment of tax, calculated on the basis of the amount of tax payable for the taxable year as calculated by Parent as of the due date (without regard to extensions) for the Federal income tax return of the Affiliated Group, shall be paid no later than that due date, and any adjustment to the amount of refund or payment of tax, calculated on the basis of the amount of tax payable for that taxable year as shown on the Federal income tax return of the Affiliated Group as of the due date (with regard to extensions), shall be paid no later than that due date.

                  4. PRIOR TAXABLE PERIODS. For the taxable year of the Affiliated Group ending February 29, 1996 and for each taxable period prior thereto to which applies an oral understanding among the members of the Affiliated Group regarding payments among members of the Affiliated Group in respect of Federal income tax, pursuant to which Preferred Equities Corporation, a Nevada corporation, and MMC each paid Parent an amount each year equal to the product of its book income for the prior year and the relevant marginal corporate Federal income



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tax rate (the "Prior Agreement"), the Federal income tax liability of the
Affiliated Group shall be allocated among the members of the Affiliated Group in accordance with the Prior Agreement. For purposes of this Agreement, references to Parent Group shall be treated, in respect of taxable periods to which the Prior Agreement applies, as references to the members of the Affiliated Group that are members of Parent Group.

                  5. ADJUSTMENTS TO TAX LIABILITY. If the consolidated Federal income tax liability of the Affiliated Group is adjusted for any taxable period, whether by means of an amended return or claim for refund or after an audit by the Internal Revenue Service, or if there is any other adjustment relevant to the computation of the liability of any member of the Affiliated Group pursuant to the Prior Agreement, the Federal income tax liability of MMC pursuant to section 2 or section 4 of this Agreement shall be recomputed, if necessary, to give effect to those adjustments as if they had been part of the original computation pursuant to section 2 or section 4. The obligation to make any payment of additional Federal income tax or the right to receive any refund of Federal income tax shall be allocated between Parent and MMC accordingly, provided, however, that in no event shall MMC be required to make any payment to Parent if and to the extent that payment, combined with amounts previously paid by MMC with respect to the taxable year in question, would be inconsistent with the last sentence of section 2 of this Agreement. Any additional tax that MMC is obligated to pay shall be paid to Parent, and any refund of tax to which MMC is entitled to receive shall be paid by Parent, within ten days of, respectively, the date MMC receives notice from Parent or the date Parent receives the refund from the Treasury Department.

                  6. APPOINTMENT OF PARENT AS AGENT. Parent shall prepare and file the consolidated Federal income tax returns of the Affiliated Group and any other returns, documents or statements required to be filed with the Internal Revenue Service. In its sole discretion, Parent shall have the right in connection with any of those returns, documents or statements to determine (i) the manner in which the return, document or statement shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction, credit or any other item shall be reported, (ii) whether any extension shall be requested and (iii) the elections that will be made by the Affiliated Group or any members thereof. Each member of the Affiliated Group shall execute and file those consents, elections, appointments, powers of attorney and other documents that Parent determines may be necessary or appropriate for the proper filing of those returns, documents or statements. Each member of the Affiliated Group shall provide Parent or any other member of the Affiliated Group any data necessary for the proper and timely filing of returns, documents or statements and otherwise shall cooperate as necessary to carry out the purposes of this Agreement.

                  7. PAYMENTS BY PARENT. Parent shall cause distributions or other payments to be made to it by one or more of its wholly owned subsidiaries of amounts sufficient if necessary to enable Parent to meet its obligations to MMC under this Agreement.



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                  8. INDEMNIFICATION

                           a. GENERAL PRINCIPLES. It is the intent of this
Agreement that Parent and MMC each be liable for an amount in respect of Federal income tax of the Affiliated Group as that amount is determined pursuant to this Agreement or the Prior Agreement and that Parent and MMC each receive its respective share, as so allocated, of any reduction in Federal income tax liability of the Affiliated Group.

                           b. INDEMNIFICATION. Parent shall be responsible for,
and shall protect, defend, indemnify and hold harmless MMC from, any amount in respect of Federal income tax allocable to Parent pursuant to this Agreement or the Prior Agreement. MMC shall be responsible for, and shall protect, defend, indemnify and hold harmless Parent from, any amount in respect of Federal income tax allocable to MMC pursuant to this Agreement or the Prior Agreement.

                  9. RETENTION OF BOOKS AND RECORDS. No member of the Affiliated Group shall destroy or permit the destruction of any books, records or files pertaining to any other member of the Affiliated Group without first having offered in writing to deliver those books, records and files to the other member, and the other member shall have the right upon prior notice to inspect and to copy the same at any time during business hours for any proper purpose.

                  10. OTHER INCOME AND FRANCHISE TAXES. The liability of Parent, on behalf of Parent Group, and of MMC in respect of state, local and foreign income and franchise taxes that are computed pursuant to provisions applicable to affiliated, combined, unitary or other groups shall be determined and paid in a manner consistent with the provisions of this Agreement used to determine the liability of Parent, on behalf of Parent Group, and of MMC in respect of Federal income tax. Calculation of the separate liability of Parent Group and of MMC for these other taxes shall conform to the appropriate state, local and foreign income and franchise tax provisions governing affiliated, combined, unitary or other groups.

                  11. ENTIRE UNDERSTANDING. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and, effective as of the date hereof and for the taxable periods to which this Agreement applies, supersedes all other agreements. This Agreement shall allocate the tax liabilities of the Affiliated Group for the period March 1, 1996 through February 28, 1997, and all subsequent taxable years unless Parent and MMC agree to terminate this Agreement. Notwithstanding its termination, this Agreement shall continue in effect with respect to any payment or refund due for any taxable periods prior to termination.

                  12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of any successor, whether by statutory merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if the successor had been an original party to the Agreement.



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                  13. EXPENSES. Parent and MMC each shall bear any and all
expenses that arises from its obligations under this Agreement.

                  14. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which the notice is received.


                  If to Parent:

                  Mego Financial Corp.
                  1125 N.E. 125 Street
                  Suite 206
                  North Miami, Florida  33161
                  Attention: Jerome J. Cohen



                  If to MMC:

                  Mego Mortgage Corporation
                  1000 Parkwood Circle
                  Suite 500
                  Atlanta, Georgia  30339
                  Attention: Jeffrey S. Moore
                             President


                  15. RESOLUTION OF DISPUTES. Any dispute between the parties with respect to this Agreement shall be resolved by a public accounting firm or a law firm reasonably satisfactory to Parent and MMC or pursuant to an alternative dispute arrangement agreed to by the parties.

                  16. LEGAL ENFORCEABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective as to that jurisdiction to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable that provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.



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                  17. CONTROLLING LAW. This Agreement shall be governed by the laws of the State of Florida.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.


                                      Mego Financial Corp.


                                      by_______________________________
                                         [Name]
                                         [Title]


                                      Mego Mortgage Corporation


                                      by_______________________________
                                         [Name]
                                         [Title]





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